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                                                    Exhibit 21.1


                              MICHAELS STORES, INC.
                      SUBSIDIARIES OF MICHAELS STORES, INC.



Michaels of Canada, Inc., a New Brunswick corporation.

Michaels Stores of Puerto Rico, Inc., a Delaware corporation.

Aaron Brothers, Inc., a Delaware corporation.

5931, Inc., a Delaware corporation.

5931 Business Trust, a Delaware business trust.

Carolina Art & Frame, Inc., a North Carolina corporation.